[Logo of Big Foot Financial Corp.]



News
Release

FOR FURTHER INFORMATION CONTACT:
Timothy L. McCue
Senior Vice President and Chief Financial Officer
(847) 634-2100

FOR IMMEDIATE RELEASE
---------------------
March 20, 2001


                       BIG FOOT FINANCIAL CORP. ANNOUNCES
         RETIREMENT OF PRESIDENT AND EXECUTIVE VICE PRESIDENT; NAMES NEW
                     PRESIDENT AND CHIEF FINANCIAL OFFICER

Long Grove, Illinois, March 19, 2001-- Big Foot Financial Corp. (Nasdaq: "BFFC") (the "Company"), the holding company for Fairfield Savings Bank, F.S.B. (the "Bank"), announced today that George M. Briody, President and Chief Executive Officer, and F. Gregory Opelka, Executive Vice President, have announced their retirement effective March 31, 2001. Mr. Briody has been President and CEO of the Bank for 35 years and a director for the past 50 years. Mr. Briody has been President, CEO and a Director of the Company since the initial public offering in December 1996. Mr. Briody has been an active participant in various industry organizations, such as: a director of the Chicago Area Council, the Illinois Savings and Loan League, The Federal Home Loan Bank of Chicago, the U.S. League of Savings Institutions, Inc. and Electronic Funds Transfer Corporation I and II., as well as a past president of the Central Savings and Loan Group and the Illinois Savings and Loan League. Mr. Briody will continue to serve as the Chairman of the Board

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of Directors and consultant for both the Company and the Bank.

         Mr. Opelka joined the Bank in 1954 and has served as a director since 1972. Mr. Opelka is a past international president of the Society of Real Estate Appraisers, charter chairman of the Market Data Center - Chicagoland and past director and chairman of the national Market Data Center, past director of the Illinois Chapter of the American Institute of Real Estate Appraisers, and past chairman of the Appraisal Division of the Chicago Real Estate Board. Mr. Opelka will continue to serve as a director and consultant for both the Company and the Bank.

         The Company also announced that, effective March 31, 2001, Timothy L. McCue, 55, will become the President and Chief Executive Officer of the Company and the Bank, and Michael Cahill, 47, will become the Senior Vice President and Chief Financial Officer of the Company and the Bank. Mr. McCue will also become a member of the Board of Directors of the Company and the Bank.

         Mr. McCue is currently the Senior Vice President and Chief Financial Officer of the Company and the Bank. Mr. McCue joined the Bank in 1984 and is a Certified Public Accountant. Mr. McCue is currently the Chairman of the Financial Managers Society, a professional organization of financial personnel serving the financial institution industry and a member of the Finance Committee for the Village of Hawthorn Woods. Mr. McCue's responsibilities have included the preparation of the financial planning, overseeing the branch operations, electronic data processing department, accounting department, investments, SEC reporting and investor relations. He is a member of the Senior Management Officers Committee; he is responsible for regulatory compliance and makes monthly reports to the Boards of Directors.

         Mr. Cahill is currently the Bank's Vice President, Controller and has served in this position since 1986. Mr. Cahill received his Masters Degree in Business Management from Loyola University. He is a member of the Senior Management Officers Committee; he is responsible for

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the Bank's and Company's accounting systems and internal controls, and has direct responsibility for the day-to-day contact with regulatory agency personnel. Mr. Cahill also makes monthly reports to the Boards of Directors.

         George M. Briody commented: "We are more than pleased to have two stellar individuals with proven track records to fill the top management positions. Both Mr. McCue and Mr. Cahill have demonstrated outstanding competence and managerial excellence in their devoted service to the Bank and the Company. Any sadness or regrets at retirement is more than offset by the joy and satisfaction both Gregg (Opelka) and I have in the knowledge that the ship is in good hands, nay more--the best possible hands. We both look forward with eager anticipation to continuing as board members and consultants to the Bank and Company under the capable guidance of our new leaders."

         Fairfield Savings Bank, F.S.B. was originally founded in 1901 and is a community-oriented institution providing a variety of financial services to meet the needs of the communities which it serves. The Bank conducts business from headquarters in Long Grove, Illinois and two branches located in Chicago and Norridge, Illinois. Deposits are insured up to applicable limits by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation.